ARTICLES OF AMENDMENT TO
                        THE ARTICLES OF INCORPORATION OF
                         PACE GROUP INTERNATIONAL, INC.


     Pursuant to ORS 60.444, the undersigned corporation hereby submits for filing the following Articles of Amendment to its Articles of Incorporation:

1. The name of the corporation is registered with the State of Oregon as PACE,GROUP INTERNATIONAL, INC.

2.   The articles of incorporation are amended as follows:

                                  ARTICLE I.

                                     Name
                                     ----


     The name of the Corporation shall be RILEY INVESTMENTS, INC., and the duration of the Corporation shall be perpetual.

3. The amendments were approved by vote of shareholders on September 20, 1995. On the record date of August 21, 1995, there were a total of 5,800,531 shares of common stock outstanding, of which 2,885,045 were entitled to vote. 1,763,738 shares were voted in favor of the amendments, and 290,664 shares were voted against.


                    PACE GROUP INTERNATIONAL, INC.

                    /s/  Edwin T. Cornelius
                    ------------------------------

                    Edwin T. Cornelius, Jr. President


Person to contact about this filing:
Thomas M. Johnson
A. Richard Vial & Associates, P.C.
5285 SW Meadows Road, Suite 350
Lake Oswego, OR 97035